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EXHIBIT 21. SUBSIDIARIES OF THE COMPANY

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
                                             JURISDICTION OF        NAMES UNDER WHICH SUBSIDIARY
            NAME OF SUBSIDIARY                INCORPORATION              TRANSACTS BUSINESS
            ------------------               ---------------        ----------------------------
Hudson Valley Bank                           New York         Hudson Valley Bank
HVB Leasing Corp.                            New York         HVB Leasing Corp.
Hudson Valley Investment Corp.               Delaware         Hudson Valley Investment Corp.
Sprain Brook Realty Corp.                    New York         Sprain Brook Realty Corp.
Grassy Sprain Real Estate Holdings, Inc.     New York         Grassy Sprain Real Estate Holdings, Inc.
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